SUNEDISON SEMICONDUCTOR ANNOUNCES APPOINTMENT OF RANDY FURR TO COMPANY'S BOARD OF DIRECTORS

St. Peters, Missouri, October 26, 2015 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) announced today that the Company's Board of Directors has appointed Randy Furr as a new independent member of the Board and as a member of the Audit Committee. Mr. Furr's term will be effective as of January 1, 2016.
"The appointment of Mr. Furr adds further depth and focused experience to the SunEdison Semiconductor Board of Directors," said Antonio Alvarez, Chairman of the Board of Directors. "His extensive work as a high-level finance and operations executive in the electronics industry will be of meaningful value as we continue to strengthen our industry positioning and create value for our shareholders."
Mr. Furr is the Chief Financial Officer of Bloom Energy, a provider of breakthrough solid oxide fuel cell technology generating clean, highly efficient onsite power from multiple fuel sources. Prior to Bloom Energy, Mr. Furr served as Spansion's Corporate Executive Vice President and Chief Financial Officer from June 2009 to March 2015. Mr. Furr has 30 years of experience in the technology sector and is an experienced financial and operations executive. Recently, Randy held senior executive positions as Executive Vice President and Chief Financial Officer at Magellan Navigation, Inc, a provider of GPS navigation systems, from August 2008 to June 2009, and as Chief Operating Officer and Chief Financial Officer at Aliph ("Jawbone"), a consumer Bluetooth telephony device company, from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., a provider of professional and enterprise software, where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007, and as Executive Vice President and Chief Financial Officer from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina-SCI Corporation, an electronics manufacturing services provider, where he served as President and Chief Operating Officer from 1996 to 2005 and as Executive Vice President and Chief Financial Officer from 1992 to 1996. Mr. Furr served as a director of Sanmina-SCI Corporation from 1998 until 2005, holds a Bachelor of Business Administration degree from the University of Oklahoma and is a certified public accountant.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI."

Investor & Media Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226